Exhibit 99.1

Contact:

Rush Enterprises, Inc., New Braunfels

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. ANNOUNCES DUAL LISTING

ON NASDAQ TEXAS EXCHANGE

NEW BRAUNFELS, Texas, June 30, 2026 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced the dual listing of its common stock on the Nasdaq Texas, LLC (“Nasdaq Texas”) exchange. The Company will maintain its primary listing on the Nasdaq Global Select Market, and the dual listing will not affect investors’ ability to buy or sell the Company’s common stock on the Nasdaq Global Select Market. Nasdaq Texas is a newly established dual listing exchange created to broaden capital access for companies with strong ties to Texas. The Company’s common stock will continue to trade under the ticker symbols “RUSHA” and “RUSHB,” and the dual listing will not involve the issuance of new shares or change the Company’s governance structure or reporting obligations. The Company expects the listing and trading of its common stock on Nasdaq Texas to commence on July 1, 2026.

“While Rush Enterprises’ mission is to deliver best-in-class commercial vehicle solutions that enable our customers to keep the economy up and running across all of North America, our dealership roots are in Texas and our headquarters has always been here,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “We have 55 locations in Texas, employ approximately 2400 individuals in Texas and serve countless customers across the Lone Star State. We have grown along with our home state and are proud to be a part of the opportunity and growth that Nasdaq Texas represents,” added Rush.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 160 locations in 24 states and Ontario, Canada. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, and leasing and rental solutions. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle modification and up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com and www.rushenterprises.com, on X @rushtruckcenter, Facebook.com/rushtruckcenters and www.linkedin.com/company/ rushenterprises-inc.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecast and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are disclosed in our annual report on Form 10-K for the fiscal year ended December 31, 2025.